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                                                                    Exhibit 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-44935 of Fiserv, Inc. on Form S-4 of our report dated February 14, 1997, except for Note 12, as to which the date is March 3, 1997, on our audits of the consolidated financial statements and financial statement schedules of BHC Financial, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995, which report is included in Fiserv, Inc.'s Annual Report on Form 10-K which is incorporated by reference in this registration statement. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 23, 1998